Exhibit 99.1

PRESS RELEASE

FEBRUARY 27, 2008

SAUER-DANFOSS INC. REPORTS 2007 FOURTH QUARTER AND FULL-YEAR RESULTS

•                  23% Increase in Fourth Quarter Sales Leads to Strong Improvement in Earnings

•                  13% Net Sales Growth for the Year 2007

•                  Continued Reinvestment into Operating Improvements and Capacity Expansions

•                  New Orders and Backlog Remain Strong Reflecting Continued High Demand in Europe and Asia

•                  Restatement Reducing 2005 Earnings per Share by $0.08 to Correct Deferred Taxes Recorded

CHICAGO, Illinois, USA, February 27, 2008—Sauer-Danfoss Inc. (NYSE: SHS) today announced net sales rose 23 percent to $494.2 million for the fourth quarter ended December 31, 2007 compared to net sales of $403.4 million for the fourth quarter 2006. Net income for the quarter improved to $8.7 million, or $0.18 per share, compared to a net loss of $4.9 million, or a loss of $0.10 per share for the fourth quarter 2006.

David Anderson, President and Chief Executive Officer, stated, “Our operating results and bottom line earnings were a significant improvement over the previous year’s quarter.  We were able to achieve this improvement even though the strong European currencies and our capacity constraints in that region continue to pressure margins.  We remain intensely focused on increasing capacity and improving margins in the Controls and Work Function divisions.  During 2007, we made further progress on our lean initiatives tied into supply chain improvements supported by our common company-wide business system.  We are in the final phase of installing this system globally and we also brought to completion our multi-year restructuring program, an integral part of our reinvestment in the Company for future profitable growth.”

Fourth quarter 2007 earnings were impacted by plant restructuring costs of $1.6 million pre-tax, or approximately $0.02 per share, and implementation costs of the common company-wide business system of $2.4 million pre-tax, or approximately $0.03 per share, reflecting a quarter-over-quarter decline in each

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Krokamp 35, 24539 Neumünster, Germany

of these costs as well as a significant decline compared to fourth quarter 2006.  Additionally, Sauer-Danfoss recorded a one-time charge of $2.3 million pre-tax, or $0.03 per share, related to obligations pertaining to the sale of our DC motor business earlier in 2007.  Management does not expect additional related charges.

Net sales for the fourth quarter increased 23 percent to $494.2 million, compared to sales of $403.4 million for the same period last year.  Excluding the impact of currency rate changes and divestitures, sales increased 18 percent over the prior year period.  Regionally, sales increased 17 percent in the Americas, while European and Asia-Pacific sales rose 19 percent and 20 percent during the quarter, respectively, excluding the impact of currency rate changes and divestitures.

Sauer-Danfoss reported strong sales growth in all segments.  The Propel segment led with a 21 percent sales increase over the fourth quarter in 2006, the Controls segment followed with an 18 percent increase and the Work Function segment increased 15 percent.  All numbers exclude the impact of currency rate changes and divestitures.

TWELVE MONTH REVIEW

Net sales for the twelve months ended December 31, 2007 were $1,972.5 million, an increase of 13 percent over sales of $1,739.1 million for 2006.  Sales for 2007 increased 10 percent over the previous year, excluding the impact of currency rate changes and divestitures.  Regionally, sales increased 5 percent in the Americas, while European and Asia-Pacific sales rose 14 percent and 13 percent, respectively, excluding the impact of currency rate changes and divestitures.  For the operating segments, excluding the impact of currency rate changes and divestitures, sales increased 17 percent in the Controls segment, and 8 percent in both the Propel and Work Function segments.

Income from operations was nearly level with last year at $114 million, yet net income for the full year 2007 was $47.2 million, or $0.98 per share, compared to net income of $54.0 million, or $1.12 per share for 2006.  Factors influencing the decline in earnings for 2007 included the plant restructuring costs of $19.4 million pre-tax, or $0.32 per share, compared to 2006 costs of $15.5 million pre-tax, or $0.21 per share.  Costs relating to the implementation of a common company-wide business system platform were $11.2 million pre-tax, or $0.15 per share for 2007, compared to $13.7 million pre-tax, or $0.19 per share for 2006.    Change in the tax rate from 24.0% in 2006 to 28.5% in 2007 accounted for a difference of $0.06 per share.

Cash flow from operations for the full year of 2007 remained strong at $98.1 million.  Capital expenditures for the full year were $135.6 million, up from $116.2 million for the comparable period in 2006.  The increase primarily relates to new capacity brought on to meet the heavy demand situation in Europe.  Debt to total capital ratio, or leverage ratio, was 43 percent at the end of 2007.

ORDERS AND BACKLOG

Orders received for the 2007 fourth quarter were $648.1 million, up 32 percent from the same period last year, and up 23 percent excluding currency translation rate changes.

Total backlog at the end of the fourth quarter of 2007 was $921.4 million, an increase of 46 percent from the fourth quarter of 2006. Excluding currency translation rate changes, backlog rose 38 percent compared with the fourth quarter of 2006.

“Our significant increase in backlog is noteworthy because it continues to be a clear indicator of future sales growth and strength in our markets,” added Anderson.  “However, a portion of this increase is due to customers in Europe ordering ahead of their needs to ensure their minimum requirements are met for the year as a result of their strong demand for our products.”

OUTLOOK

“Current sales trends are similar to this time last year, with continued strength going into 2008 and sales at record levels,” said Anderson.   “Modest growth in the U.S. is again being offset by strength in both the European and Asian regions validating our strategy of global diversity specifically among the American and European markets, including our increasing market share in the Asia-Pacific region.

“We are proud of the progress we made in 2007 towards our goals of providing innovative technology for our markets and in achieving one of the strongest growth rates in the industry,” said Anderson.  “Our existing advanced technology and new product introductions across key applications continue to attract new business.  We are focused on pursuing our growth strategy with additional capacity to be installed over the course of 2008 while increasing profitability as we benefit from the integration of the common company-wide business system and realize the benefits of the recently completed restructuring program.”

2008 EXPECTATIONS

“Based on our strong sales trends, orders and backlog, and lean and cost improvement initiatives, we expect earnings per share for the full year 2008 to be $1.40 to $1.55 based on a sales increase expectation of 7 to 9 percent and capital expenditures of 7 to 8 percent of sales,” Anderson concluded.

2005 RESTATEMENT

Sauer-Danfoss announced today that it will restate its 2005 financial results to record an additional $3.9 million of deferred tax liabilities and a corresponding increase in income tax expense for the correct application of branch accounting under Statement of Financial Accounting Standards No. 109 in connection with deferred tax assets relating to its German branch operations.  The restatement did not impact operating income or cash flows for any period.  The restatement, which will be included in Sauer-Danfoss’ 2007 Form 10-K to be filed with the SEC in March 2008, reduces 2005 earnings per share from the reported level of $0.81 to a corrected $0.73.

Webcast Information

Members of Sauer-Danfoss’ management team will host a conference call on February 28th at 10 AM Eastern Time to discuss 2007 fourth quarter and year end results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through March 28, 2008.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. weakened throughout 2007, the economic situation in Europe remained strong.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-19
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
(Dollars in thousands	December 31,	December 31,	December 31,	December 31,
except per share data)	2007	2006	2007	2006
Net sales	494,173	403,378	1,972,548	1,739,088
Cost of sales	397,572	323,561	1,544,846	1,342,324
Gross profit	96,601	79,817	427,702	396,764
Research and development	20,014	16,221	70,552	61,880
Selling, general and administrative	57,088	55,805	234,211	218,811
Loss on sale of business	307	—	9,010	—
Total operating expenses	77,409	72,026	313,773	280,691
Income from operations	19,192	7,791	113,929	116,073
Nonoperating income (expenses):
Interest expense, net	(6,022)	(4,438)	(22,741)	(17,761)
Minority interest in income of consolidated companies	(6,051)	(3,523)	(21,562)	(21,617)
Other, net	(140)	(2,104)	(3,589)	(5,675)
Income (loss) before income taxes	6,979	(2,274)	66,037	71,020
Income taxes	1,718	(2,636)	(18,839)	(17,021)
Net income (loss)	8,697	(4,910)	47,198	53,999
Net income (loss) per share:
Basic net income (loss) per common share	0.18	(0.10)	0.98	1.13
Diluted net income (loss) per common share	0.18	(0.10)	0.98	1.12
Weighted average shares outstanding
Basic	48,099	47,706	48,094	47,700
Diluted	48,493	48,508	48,327	48,238
Cash dividends declared per common share	0.18	0.16	0.72	0.60

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2007	2006	2007	2006
Net sales
Propel	233,327	183,871	940,692	839,306
Work Function	134,697	112,087	534,040	471,379
Controls	126,149	107,420	497,816	428,403
Total	494,173	403,378	1,972,548	1,739,088
Segment Income (Loss)
Propel	35,371	17,179	146,617	111,762
Work Function	(5,164)	(1,724)	(2,886)	16,509
Controls	985	4,829	17,740	42,680
Global Services and Other Expenses, net	(12,140)	(14,597)	(51,131)	(60,553)
Total	19,052	5,687	110,340	110,398

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,	December 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	47,198	53,999
Depreciation and amortization	102,303	95,665
Minority interest in income of consolidated companies	21,562	21,617
Net change in receivables, inventories, and payables	(64,033)	(11,510)
Other, net	(8,890)	8,141
Net cash provided by operating activities	98,140	167,912
Cash flows from investing activities:
Purchases of property, plant and equipment	(135,633)	(116,244)
Proceeds from sale of property, plant and equipment	6,496	6,959
Proceeds from sale of businesses	6,932	—
Net cash used in investing activities	(122,205)	(109,285)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	71,436	1,813
Payments for debt financing costs	—	(285)
Performance unit compensation excess tax deduction	145	137
Cash dividends	(33,636)	(26,706)
Distribution to minority interest partners	(15,889)	(19,908)
Net cash provided by (used in) financing activities	22,056	(44,949)
Effect of exchange rate changes	(314)	1,240
Net increase (decrease) in cash and cash equivalents	(2,323)	14,918
Cash and cash equivalents at beginning of year	29,112	14,194
Cash and cash equivalents at end of year	26,789	29,112

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands, except employee data)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	26,789	29,112
Accounts receivable, net	318,152	259,976
Inventories	319,524	272,286
Other current assets	55,677	44,162
Total current assets	720,142	605,536
Property, plant and equipment, net	562,818	503,977
Other assets	211,867	197,555
Total assets	1,494,827	1,307,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	59,415	46,952
Long-term debt due within one year	201,085	120,243
Accounts payable	168,015	142,234
Other accrued liabilities	128,358	128,533
Total current liabilities	556,873	437,962
Long-term debt	183,545	182,388
Long-term pension liability	70,777	80,607
Deferred income taxes	35,335	32,207
Other liabilities	62,253	58,397
Minority interest in net assets of consolidated companies	60,544	53,448
Stockholders’ equity	525,500	462,059
Total liabilities and stockholders’ equity	1,494,827	1,307,068

Number of employees at end of year	9,756	9,178
Debt to total capital ratio (1)	43%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.